Exhibit 99.1

          Progenics Announces Management Team Expansion and Promotion;
       Mark R. Baker, J.D. Named Senior Vice President & General Counsel; Thomas A. Boyd, Ph.D. Promoted to Senior Vice President, Product Development

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--June 29, 2005--Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) announced today the appointment of Mark R. Baker, J.D. to Senior Vice President & General Counsel, and the promotion of Thomas A. Boyd, Ph.D. to Senior Vice President, Product Development. Mr. Baker will be responsible for legal affairs and corporate governance, business development and licensing, and intellectual property. In his new position, Dr. Boyd will assume expanded responsibility in product development, including preclinical development, manufacturing, regulatory affairs, quality, health and safety and project management.
    Mr. Baker comes to Progenics with over 25 years of legal experience, including 21 years with Dewey Ballantine LLP where he represented Progenics in its 1997 initial public offering, along with many other clients in the biotechnology field, including biotech companies, investment banks, consultants and venture capital firms. Mr. Baker's practice at Dewey Ballantine LLP included work in the fields of corporate structures, capital raising, mergers and acquisitions, joint ventures and technology and product licensing. During his tenure at Dewey Ballantine LLP, he served in the capacity of Partner, Chairman of the Capital Markets Group as well as the Chairman of the Legal Personnel Committee. In 1997, Mr. Baker joined Contigroup Companies, Inc. where he was Executive Vice President, Chief Legal Officer and Secretary serving on an executive committee responsible for Contigroup's strategic direction. Most recently he was the Chief Business Officer, Treasurer, Secretary and a Director of New York Water Taxi. He earned his J.D. at Columbia University School of Law where he was a Stone Scholar and an A.B. degree in History and Biochemistry at Columbia College in New York.
    In January 2002, Dr. Boyd was promoted to Vice President, Preclinical Development and Project Management where he was responsible for the Company's drug development activities in those areas. Before joining Progenics in January 2000 as Senior Director, Project Management, Dr. Boyd held positions with Boehringer Ingelheim, Wyeth-Ayerst, and Alteon, Inc. He has over 20 years of experience in the field of drug development. While at Progenics, he has played a lead role in managing the Company's product pipeline and, in particular, its methylnaltrexone (MNTX) development program. In his new role, he will continue with these activities for the Company's small-molecule drugs and biologic products as well as have broad development responsibilities. He received his Ph.D. from Brown University in physiology and biophysics and an A.B. degree from Cornell University.
    "We are extremely pleased that Mark has joined Progenics' executive team," said Paul J. Maddon, M.D., Ph.D., Progenics' Founder, Chief Executive Officer, and Chief Science Officer. "We are confident that Mark's broad business and legal experiences will be a tremendous asset as the Company prepares to file its first New Drug Application and transition to a commercial organization. The promotion of Dr. Boyd to the position of Senior Vice President, Product Development recognizes the significant contributions he has made over the past five years in the areas of preclinical development and project management. I look forward to working with Mark and Tom in their roles as senior executives within the Company."

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company's principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies), and PRO 542, a genetically engineered molecule designed to neutralize HIV (in phase 2 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of June 29, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com